Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA OF THE MIDDLEBY CORPORATION

On June 22, 2018, The Middleby Corporation, (the “Company” or “Middleby”) and Middleby Marshall Inc., a direct wholly owned subsidiary of the Company (“Purchaser”), completed their previously announced acquisition (the “Acquisition”) of the Taylor Company (“Taylor”) pursuant to a Stock Purchase Agreement, dated as of May 18, 2018 (the “Stock Purchase Agreement”), with United Technologies Corporation, a Delaware corporation (“UTC”), Carrier Corporation, a Delaware corporation and a wholly owned subsidiary of UTC (“Parent”), and Carrier Asia Limited, a company limited by shares registered in Hong Kong and a wholly owned subsidiary of UTC (together with Parent, “Sellers”).

The Company, through Purchaser and other affiliates, acquired the Taylor business from Sellers for approximately $1.0 billion in cash, subject to certain adjustments set forth in the Stock Purchase Agreement.  In connection with the Acquisition, the Company borrowed approximately $1.0 billion under its five-year, $2.5 billion amended and restated multi-currency revolving credit agreement (the “Credit Agreement”).

The unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the transaction and the other activities contemplated by the Stock Purchase Agreement based on the historical financial position and results of operations of Middleby and Taylor. The unaudited pro forma condensed combined financial information is presented as follows:

•                  the unaudited pro forma condensed combined balance sheet as of March 31, 2018, prepared based on (i) the historical unaudited consolidated balance sheet of Middleby as of March 31, 2018 and (ii) the historical unaudited combined balance sheet of Taylor as of March 31, 2018.

•                  the unaudited pro forma condensed combined statement of income for the three months ended March 31, 2018 prepared based on (i) the historical unaudited consolidated statement of income of Middleby for the three months ended March 31, 2018 and (ii) the historical unaudited condensed combined statement of operations of Taylor for the three months ended March 31, 2018.

•                  the unaudited pro forma condensed combined statement of income for the year ended December 30, 2017 prepared based on (i) the historical audited consolidated statement of income of Middleby for the year ended December 30, 2017 with revisions from previously issued audited financial statements to reflect the adoption of certain Accounting Standards Updates as further described in Note 2 and (ii) the historical audited combined statement of operations of Taylor for the year ended December 31, 2017.

The transaction will be accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, “Business Combinations,” (“ASC 805”) with Middleby designated as the accounting acquirer of Taylor. The unaudited pro forma condensed combined financial information set forth below primarily gives effect to the following:

•                  the alignment of accounting policies and financial statement classifications of Taylor to those of Middleby;

•                  the application of the acquisition method of accounting in connection with the transaction;

•                  the drawdown of additional borrowings against Middleby’s existing Credit Agreement in connection with the transaction, the proceeds of which were used to finance the approximately $1.0 billion cash consideration comprising the purchase price; and

•                  the application of transaction costs in connection with the transaction.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the transaction been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. The accompanying unaudited pro forma condensed combined statements of income do not include any pro forma adjustments to reflect expected cost savings or restructuring actions which may be achievable or the impact of any non-recurring activity and one-time transaction related costs.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing United States generally accepted accounting principles (“GAAP”), which is subject to change. The acquisition accounting is dependent upon certain valuations and other studies. Middleby has completed an initial valuation and other relevant studies.  Middleby will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the closing date of the transaction. The assets and liabilities of Taylor have been measured based on various initial estimates using assumptions that Middleby believes are reasonable, based on information that is currently available.  Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing pro forma condensed combined financial information prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Differences between these preliminary estimates and the final acquisition accounting will exist, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Middleby in all material aspects. Middleby has performed a detailed review of Taylor’s accounting policies. Subsequent to the Acquisition, Middleby may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the financial statements of the combined company.

Additionally, certain financial information of Taylor as presented in its historical financial statements has been reclassified to conform to the historical presentation in Middleby’s financial statements for purposes of preparation of the unaudited pro forma condensed combined financial information (see Note 8).

The unaudited pro forma condensed combined financial information gives effect to the transaction, as if the transaction had been completed on March 31, 2018, for balance sheet purposes and January 1, 2017, for statement of income purposes. This unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the separate (i) unaudited financial statements of Middleby as of and for the three months ended March 31, 2018 and the related notes included in Middleby’s Quarterly Report on Form 10-Q for the three months ended March 31, 2018 that Middleby filed with the SEC on May 10, 2018, (ii) audited financial statements of Middleby as of and for the year ended December 30, 2017 and the related notes included in Middleby’s Annual Report on Form 10-K for the year ended December 30, 2017 that Middleby filed with the SEC on February 28, 2018, (iii) Taylor’s audited combined financial statements as of and for the year ended December 31, 2017 included in this Current Report on Form 8-K, and (iv) and Taylor’s unaudited condensed combined financial statements as of and for the three months ended March 31, 2018 included in this Current Report on Form 8-K.

The Middleby Corporation

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2018

(amounts in thousands, except share data)

	Historical Middleby Corporation	Historical Taylor Company (Note 8)	Pro Forma Adjustments	Note	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$103,290	$13,469	$(17,508)	6A	$99,251
Accounts receivables, net of reserve of doubtful accounts	331,609	37,791	(500)		368,900
Inventories, net	459,151	30,232	(583)		488,800
Prepaid expenses and other	48,464	603	2,232		51,299
Prepaid taxes	17,141	—	—		17,141
Total current assets	959,655	82,095	(16,359)		1,025,391
Property, plant and equipment, net of accumulated depreciation	296,473	19,419	1,768	6B	317,660
Goodwill	1,293,896	186,290	299,326	6C	1,779,512
Other intangibles, net of amortization	787,513	16,817	467,393	6D	1,271,723
Long-term deferred tax assets	46,284	390	—		46,674
Other assets	43,073	—	—		43,073
Total assets	$3,426,894	$305,011	$752,128		$4,484,033

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$5,113	$—	$—		$5,113
Accounts payable	145,366	22,879	(737)	6F	167,508
Accrued expenses	305,132	30,134	(570)	6F	334,696
Total current liabilities	455,611	53,013	(1,307)		507,317
Long-term debt	1,043,885	—	1,000,000	6E	2,043,885
Long-term deferred tax liability	91,433	6,591	(6,591)	6H	91,433
Accrued pension benefits	338,843	—	—		338,843
Other non-current liabilities	56,464	18,467	(9,397)	6F	65,534
Shareholders’ equity:
Preferred stock	—	—	—		—
Common stock	145	—	—		145
Paid-in capital	375,067	226,307	(226,307)	6G	375,067
Treasury stock	(445,118)	—	—		(445,118)
Retained earnings	1,757,500	—	(3,637)	6G	1,753,863
Accumulated other comprehensive income	(246,936)	633	(633)	6G	(246,936)
Total shareholders’ equity	1,440,658	226,940	(230,577)		1,437,021
Total liabilities and shareholders’ equity	$3,426,894	$305,011	$752,128		$4,484,033

The Middleby Corporation

Unaudited Pro Forma Condensed Combined Statement of Income

For the Three Months Ended March 31, 2018

(amounts in thousands, except per share data)

	Historical Middleby Corporation	Historical Taylor Company (Note 8)	Pro Forma Adjustments	Note	Pro Forma Combined

Net sales	$584,800	$74,155	$—		$658,955
Cost of sales	373,167	53,633	(366)	7A, 7B	426,434
Gross profit	211,633	20,522	366		232,521
Selling, general, and administrative expenses	122,948	8,776	5,860	7A, 7C	137,584
Restructuring expenses	1,693	—	—		1,693
Gain on sale of plant	—	—	—		—
Impairment of intangible asset	—	—	—		—
Income from operations	86,992	11,746	(5,494)		93,244
Interest expense and deferred financing amortization, net	8,823	17	9,923	7D	18,763
Net periodic pension benefit (other than service cost)	(9,705)	(981)	981	7C	(9,705)
Other expense (income), net	1,173	102	—		1,275
Earnings before income taxes	86,701	12,608	(16,398)		82,911
Provision for income taxes	21,281	3,226	(4,269)	7E	20,238
Net earnings	$65,420	$9,382	$(12,129)		$62,673

Net earnings per share:
Basic	$1.18				$1.13
Diluted	$1.18				$1 .13

Weighted average number of shares
Basic	55,573				55,573
Dilutive common stock equivalents	—				—
Diluted	55,573				55,573

The Middleby Corporation

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended December 30, 2017

(amounts in thousands, except per share data)

	Historical Middleby Corporation	Historical Taylor Company (Note 8)	Pro Forma Adjustments	Note	Pro Forma Combined
Net sales	$2,335,542	$308,180	$—		$2,643,722
Cost of sales	1,422,801	219,520	(992)	7A, 7B	1,641,329
Gross profit	912,741	88,660	992		1,002,393
Selling, general, and administrative expenses	468,219	36,104	23,580	7A, 7C	527,903
Restructuring expenses	19,951	305	—		20,256
Gain on sale of plant	(12,042)	—	—		(12,042)
Impairment of intangible asset	58,000	—	—		58,000
Income from operations	378,613	52,251	(22,588)		408,276
Interest expense and deferred financing amortization, net	25,983	146	39,693	7D	65,822
Net periodic pension benefit (other than service cost)	(31,728)	(2,621)	2,621	7C	(31,728)
Other expense (income), net	829	(124)	—		705
Earnings before income taxes	383,529	54,850	(64,902)		373,477
Provision for income taxes	85,401	17,423	(24,815)	7E	78,009
Net earnings	$298,128	$37,427	$(40,087)		$295,468

Net earnings per share:
Basic	$5.26				$5.21
Diluted	$5.26				$5.21

Weighted average number of shares
Basic	56,715				56,715
Dilutive common stock equivalents	4				4
Diluted	56,719				56,719

Note 1. Description of the Transaction

Purchase Agreement

On May 18, 2018, Middleby entered into the Stock Purchase Agreement by and among Middleby, Purchaser and the Sellers, pursuant to which Middleby acquired Taylor. The transaction was completed on June 22, 2018.

Subject to the terms and conditions of the Stock Purchase Agreement, as consideration for the acquisition of Taylor, Middleby paid to the Sellers approximately $1.0 billion in cash (the “Cash Considerations”). The completion of the transaction was subject to certain customary closing conditions.

Credit Agreement Borrowing

On July 28, 2016, the Company entered into an amended and restated five-year $2.5 billion multi-currency senior secured revolving credit agreement, the Credit Agreement, with the potential under certain circumstances to increase the amount of the Credit Agreement to $3.0 billion. In connection with the Acquisition, the Company borrowed $1.0 billion on June 22, 2018, pursuant to terms of the Credit Agreement.  Borrowings under the Credit Agreement accrue interest at a rate of 1.63% above LIBOR per annum.

Additionally, the Company uses floating-to-fixed interest rate swap agreements to hedge variable interest rate risk associated with the Credit Agreement. In connection with the Acquisition, the Company executed floating-to-fixed interest rate swaps totaling $500.0 million notional amount carrying an interest rate of 2.68% that mature in more than 36 months but less than 84 months.  See Note 6E for further discussion.

Note 2. Basis of Pro Forma Presentation

The accompanying unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and has been derived from the audited and unaudited financial information of Middleby and Taylor. The financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the transaction, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statement of income, expected to have a continuing impact on the combined results of operations of Middleby.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. The acquisition method of accounting, in accordance with ASC 805, uses the fair value concepts defined in ASC 820, “Fair Value Measurement” (“ASC 820”).

ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under GAAP, expands disclosures about fair value measurements, and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold. Additionally, the fair value may not reflect management’s intended use for those assets.

Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

Fair value estimates were determined based on discussions between Middleby and Taylor management, due diligence efforts, and information available in public filings. The allocation of the aggregate transaction consideration used in the preliminary unaudited pro forma condensed combined financial information is based on initial estimates. The final determination of the allocation of the aggregate transaction consideration will be based on the actual tangible and intangible assets and the liabilities of Taylor at the effective time of the transaction (see Note 5).

Taylor’s assets acquired and liabilities assumed were recorded at their fair value at the transaction date. ASC 805 establishes that the consideration transferred shall be measured at the closing date of the transaction at the then-current market price. Middleby acquired Taylor for approximately $1.0 billion of contractual cash consideration with additional cash considerations of $13.9 million paid at close related to the preliminary net working capital adjustment and a cash holdback related to foreign taxes to be paid by Sellers.

The unaudited pro forma condensed combined financial information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company. The unaudited pro forma condensed combined financial information has not been adjusted to give effect to certain expected financial benefits of the transaction, such as tax savings, cost synergies or revenue synergies, or the anticipated costs to achieve these benefits, including the cost of integration activities. Also, the unaudited pro forma condensed combined financial information does not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the combination that are not expected to have a continuing impact on the business of the combined company. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, the closing of the transaction are not included in the unaudited pro forma condensed combined statement of income. For the three months ended March 31, 2018 and the year ended December 30, 2017, such transaction expenses were determined not to be significant. Management has identified $3.6 million of transaction-related expenses, not yet incurred as of the pro forma balance sheet date, March 31, 2018, primarily related to deal advisory and legal fees.

Certain amounts from the historical financial statements of Taylor were reclassified to conform their presentation to that of Middleby (see Note 8).

The statement of income of Middleby for the year ended December 30, 2017 has been modified to reflect the retrospective adoption of ASU 2017-07, Compensation - Retirement Benefits. Accordingly, $31.7 million of benefit has been reclassified out of “Selling, general, and administrative expenses” to “Net periodic pension benefit (other than service costs)”.

Note 3: Accounting Policies

For purposes of presenting the unaudited pro forma condensed combined financial statements and related information, Middleby has completed a review of Taylor’s significant accounting policies (e.g., accounts receivable allowance for doubtful accounts, inventory reserves, warranty reserves) for purposes of identifying adjustments to align with Middleby accounting policies. At this time, the Company has not identified any material differences in these policies.  Review of such accounting policies will continue and policy differences may be identified at a later date and may be deemed material at that time.

Note 4: Estimated Transaction Consideration

The estimate of consideration transferred and reflected in this unaudited pro forma condensed combined financial information does not purport to represent what the actual consideration transferred was when the transaction was completed. ASC 805 requires acquirers of a business to recognize the consideration transferred for the acquiree and the assets acquired and liabilities assumed in the exchange for the acquiree as part of applying the acquisition method.  The consideration transferred in a business combination shall be measured at fair value, which shall be calculated as the sum of the acquisition-date fair values of the assets transferred by the acquirer, the liabilities incurred by the acquirer to former owners of the acquiree, and the equity interests issued by the acquirer.

The Company, through Purchaser and other affiliates, acquired the Taylor business from Sellers for approximately $1.0 billion in cash.  In connection with the Acquisition, the Company borrowed approximately $1.0 billion under its five-year Credit Agreement.  There were no liabilities incurred to former owners or equity interests issued by the acquirer to be considered a component of the transaction consideration.  As result, the fair value of the consideration transferred in exchanged for the business is the cash value of approximately $1.0 billion exchanged on the date of the acquisition. For purposes of these unaudited pro forma condensed combined financial statements, the estimated net working capital adjustment to the purchase price based on the June 18, 2018 calculation in accordance with provisions of the Stock Purchase Agreement of $17.7 million was used to calculate the estimate of consideration expected to be transferred, less a cash holdback related to foreign taxes to be paid by Sellers of $3.8 million. This final cash consideration transferred at close was measured using the estimated net working capital adjustment to the purchase price based on the calculation included in an estimated closing statement prepared by Sellers in accordance with provisions of the Stock Purchase Agreement yielding a consideration adjustments of $13.9 million.

Note 5: Purchase Accounting Adjustments

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Middleby in the transaction, reconciled to the estimated transaction consideration:

Amounts as of Acquisition Date
Book value of net assets acquired at March 31, 2018	$226,940
Adjusted for:
Elimination of environmental and other obligations (1)	9,967
Elimination of existing intangible assets	(16,817)
Elimination of existing goodwill	(186,290)
Adjusted book value of net assets acquired	33,800
Adjustments to:
Inventories and other assets	1,886
Property, plant and equipment	1,768
Intangible assets	484,210
Goodwill	485,616
Deferred taxes	6,591
Estimate of consideration expected to be transferred	$1,013,871

(1)         In accordance with the provisions of the Stock Purchase Agreement, Middleby received certain indemnifications from the historical environmental, health, and safety obligations associated with Taylor.  As such, these obligations were removed from the adjusted book value of net assets acquired.

Note 6: Balance Sheet Adjustments

The following represents an explanation of the various adjustments to the unaudited pro forma condensed combined balance sheet.

A — Cash and cash equivalents:

Net proceeds from Middleby revolver draw down (1)	$1,000,000
Cash paid for transaction expenses (2)	(3,637)
Cash paid by Middleby to Sellers	(1,013,871)
Total pro forma adjustment to cash and cash equivalents	$(17,508)

(1)         Amount represent net proceeds from a $1.0 billion drawdown on Middleby’s existing Credit Agreement.  Refer to Note 6E.

(2)         Amount represents transaction costs not incurred or recognized by Middleby as of the pro forma balance sheet date of March 31, 2018.  Unrecognized transaction costs are reflected as a reduction to cash for pro forma purposes.  Refer to Note 2.

B—Property, plant and equipment

Represents the adjustment in carrying value of Taylor’s property, plant and equipment from its recorded net book value to its preliminary estimated fair value. The estimated fair value is expected to be depreciated or amortized based on management’s estimates of the period over which the assets will be utilized to benefit the operations of the company. The preliminary amounts assigned to property, plant and equipment are as follows:

	Estimated Life (1)	Taylor Historical Carrying Amount	Fair Value Adjustment	Estimated Fair Value
Land	N/A	$63	$397	$460
Building and improvements	20-40 years	22,740	(12,671)	10,069
Furniture and fixtures	3-7 years	7,456	(3,637)	3,819
Machinery and equipment	3-10 years	26,327	(19,488)	6,839
		56,586	(35,399)	21,187
Less: Accumulated Depreciation		(37,167)	37,167	—
		$19,419	$1,768	$21,187

(1)         Represents preliminary estimated life of assets to be acquired.

The final determination of fair value of property, plant and equipment, as well as estimated useful lives, remains subject to change. The finalization may have a material impact on the valuation of property, plant and equipment and the purchase price allocation, which is expected to be finalized subsequent to the closing of the transaction but within the measurement period.

To estimate the fair value of Taylor’s property, plant and equipment, the Company considered valuation analyses of the assets using the sales comparison approach and the cost approach. The Company considered the highest and best use of the assets in selecting a valuation approach for each asset category. The estimated fair value of acquired land was determined with the sales comparison approach. The estimated fair value of the finite-lived real property including building and improvements was determined with a depreciated replacement cost method, which is a form of the “cost approach,” using currently available information regarding an asset’s replacement cost new and information used to estimate existing depreciation of the asset. Depreciation for both physical deterioration and functional obsolescence was factored into the calculation.  Physical deterioration is estimated based on an age-life analysis.  The estimated fair value of the acquired personal property was determined with an indirect cost approach, using cost indices to establish replacement cost trends and also life estimates and depreciation tables to calculate existing depreciation of the assets.  Additional personal property factors were also considered in the valuation including condition of equipment, current maintenance programs associated with the equipment, and operational status of equipment.

The useful lives are estimated based on Middleby’s historical experience with similar assets, taking into account anticipated technological or other changes. Middleby periodically reviews these lives relative to physical factors, economic factors, and industry trends. If there are changes in the planned use of property and equipment or if technological changes were to occur more rapidly than anticipated, the useful lives assigned to these assets may need to be shortened, resulting in the recognition of increased depreciation and amortization expense in future periods.

C—Goodwill

Goodwill represents the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Goodwill is calculated as the excess of consideration transferred in the acquisition over the fair value of the tangible assets, identifiable intangible assets acquired, and liabilities assumed in a business combination. Goodwill acquired in the transaction is estimated to be $485.6 million and Taylor’s historical goodwill of $186.3 million is eliminated, for a net adjustment of $299.3 million. The estimated goodwill to be recognized is attributable primarily to expected synergies, expanded opportunities in the commercial food service markets, and other benefits that Middleby believes will result from combining its operations with the operations of Taylor. The U.S. goodwill created in the transaction is expected to be deductible for tax purposes.

Purchase Price of Acquisition	$1,013,871
Fair value of net assets acquired:
Cash	13,469
Current assets	69,775
Property, plant and equipment	21,187
Other intangibles	484,210
Current liabilities	(51,706)
Other non-current liabilities	(9,070)
Deferred tax balances	390
528,255
Pro forma Goodwill	$485,616

D—Intangible assets

Represents adjustments to record the preliminary estimated fair value of intangibles of approximately $484.2 million, which is an increase of $467.4 million over Taylor’s historical book value of intangibles of $16.8 million prior to the transaction.

Identified intangibles assets expected to be acquired consist of the following:

	Estimated Life (1)	Estimated Fair Value
Trade names and trademarks	indefinite	$230,000
Customer relationships	10 years	237,500
Developed technology	7 years	15,000
Other technologies	5 years	1,710
Estimated fair value of identified intangible assets		$484,210

(1)         Represents preliminary estimated life of assets to be acquired.

The fair value estimate for all identifiable intangible assets is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The estimated fair value of trade names and trademarks was determined with the relief from royalty method, which is a commonly-used variation of the income approach.  The Company considered the return on assets and market comparable methods when estimating an appropriate royalty rate for the trade names and trademarks.  The estimated fair value of acquired customer relationships was determined with the excess earnings method, which is a variation of the income approach.  This approach calculates the excess of the future cash inflows (i.e., revenue from customers generated from the relationships) over the related cash outflows (i.e., customer servicing expenses) generated over the useful life of the relationship.  The estimated fair value of developed technologies was determined utilizing the relief from royalty method under the income approach with additional consideration given to asset deterioration rates.

The final determination of fair value of intangible assets, as well as estimated useful lives, remains subject to change. The finalization may have a material impact on the valuation of intangible assets and the purchase price allocation, which is expected to be finalized subsequent to the transaction but within the measurement period.

E—Long-term debt:

In connection with the Acquisition, the Company borrowed $1.0 billion on June 22, 2018, pursuant to terms of the Credit Agreement.  Borrowings under the Credit Agreement accrue interest at a rate of 1.63% above LIBOR per annum.

Additionally, the company uses floating-to-fixed interest rate swap agreements to hedge variable interest rate risk associated with the Credit Agreement. In connection with the Acquisition, the company executed floating-to-fixed interest rate swaps totaling $500.0 million notional amount carrying an interest rate of 2.68% that mature over a range of time periods from 36 months to 84 months.

For the purposes of presenting pro forma financial statements, the company considered financing transactions at or near the close of the Acquisition and in alignment with the long-term financing needs associated with the Acquisition.  In the pro forma financial statements, the approximately $1.0 billion drawdown is split into two sets: a $500.0 million floating rate borrowing and a $500.0 million floating-to-fixed borrowing using the interest rate swap agreements discussed above.  Interest rate assumptions for pro forma purposes are discussed below:

•                 The $500.0 million floating debt was borrowed under a 6-month LIBOR option.  The pro forma financial statements assume a 2.50% rate plus a 1.63% spread for an all-in rate of 4.13%.

•                 The $500.0 million floating-to-fixed debt was borrowed under a 1-month LIBOR option but converted to fixed rate debt using interest rate swap agreements.  The pro forma financial statements use the contractual swap agreement rate of 2.68% plus a 1.63% spread for an all-in rate of 4.31%

Additionally, a commitment fee based upon the company’s funded debt less unrestricted cash to pro forma EBITDA (the “Leverage Ratio”) is charged on the unused portion of the commitments under the Credit Agreement. This variable commitment fee was estimated to be 0.25% per annum for pro forma purposes; therefore, the approximately $1.0 billion additional borrowings reduces the pro forma interest expense impact from undrawn amounts.

F—Other liabilities:

In accordance with the provisions of the Stock Purchase Agreement, Middleby received certain indemnifications from the historical environmental, health, and safety obligations associated with Taylor.  As such, pro forma adjustments were drafted to remove certain liabilities primarily related to these environmental, health, and safety obligations.  The adjustments reduced short-term and long-term obligation balances: $0.6 million of accrued expenses and $9.4 million of other non-current liabilities, respectively.

G—Total shareholders’ equity

Represents the elimination of Taylor capital, accumulated deficit, and accumulated other comprehensive loss, as well as the following adjustments to reflect the capital structure of the combined company:

Estimated Amounts as of Acquisition Date
Elimination of historical Taylor paid-in capital (1)	$(226,307)
Estimate of transaction expenses (2)	(3,637)
Elimination of historical Taylor accumulated other comprehensive loss	(633)
Total adjustments to shareholders’ equity	$(230,577)

(1)         Represents the reduction to paid-in capital related to the elimination of Taylor’s historical equity, specifically the net parent investment and related retained earnings of Taylor held by the Sellers.

(2)         Represents $3.6 million of transaction-related expenses, not yet incurred as of the pro forma balance sheet date, March 31, 2018. Refer to Note 2.

H—Income taxes

For U.S. federal tax purposes, the transaction is structured as stock acquisitions of the U.S. operations and foreign operations of Taylor, with a Section 338(h)(10) election being made for the U.S. acquisition.  The Section 338(h)(10) election treats the U.S. acquisition as a deemed asset acquisition allowing a depreciable and amortizable step-up in tax basis at the transaction close. The valuation relating to the purchase accounting is preliminary; therefore the final impact on the deferred tax assets and liabilities cannot be determined at this time. Preliminary tax adjustments have been made to remove the Taylor U.S. deferred tax balances. Upon finalization of the purchase price allocation and detailed analysis of the acquired assets and assumed liabilities, there may be adjustments to the deferred tax balances, and these adjustments could be material.

Note 7: Statement of Income Adjustments

The following represents an explanation of the various adjustments to the unaudited pro forma condensed combined statement of income.

A—Depreciation of fixed assets and amortization of other intangibles

In conjunction with the acquisition accounting, the Company performed a fair value assessment of the property, plant and equipment and definite-lived intangible assets.  These valuations generate estimated depreciation and amortization expense related to the pro forma valuation adjustments to property, plant and equipment (see Note 6B) and intangible assets (see Note 6D). Pro forma depreciation and amortization has been estimated on a preliminary basis as follows:

	Three Months Ended 3/31/2018	Fiscal Year Ended 12/30/2017
Estimated depreciation for acquired property, plant and equipment	$518	$1,745
Estimated amortization for acquired definite-lived intangibles assets	6,572	25,993
Historical Taylor depreciation expense	(925)	(3,286)
Historical Taylor definite-lived intangible amortization expense	(265)	(763)
Total pro forma adjustment to depreciation and amortization of other intangibles	$5,900	$23,689

The estimated depreciation expense was calculated using weighted average useful lives of 30 years for buildings and improvements, 5 years for furniture and fixtures, and 10 years for machinery and equipment.  The estimated intangible amortization expense for customer relationships, developed technology, and existing developed oven technology was calculated using remaining useful lives of 10 years, 7 years, and 5 years, respectively.  All depreciation of property, plant and equipment and definite-live intangibles assets are depreciated and amortized, respectively, on a straight-line basis.

B—Cost of sales

The pro forma impact to cost of sales includes the depreciation impact associated with the fair value measurement of Taylor property, plant and equipment.  Cost of sales depreciation was reduced by $0.4 million and $1.5 million for three months ended March 31, 2018 and fiscal year ended December 30, 2017, respectively.

Additionally, a pro forma adjustment was drafted to remove the income statement impact of certain obligations written off in purchase accounting primarily related to the environmental, health, and safety obligations that will be retained by Seller.  This adjustment resulted in a $0.5 million increase to cost of sales for fiscal year ended December 30, 2017.

C—Selling, general, and administrative

The pro forma impact to selling, general, and administrative expenses (SG&A) includes the intangible amortization impact associated with the fair value measurement of definite-lived intangible assets.  Definite-lived assets include customer relationships and other developed technologies.  Intangible amortization was increased by $6.3 million and $25.2 million for three months ended March 31, 2018 and fiscal year ended December 30, 2017, respectively.

Additionally, a pro forma adjustment was drafted to remove the net periodic pension cost (or benefit) attributable to the Seller’s pension plan that historically supported certain Taylor employees.  Taylor-employee participation in that plan ceased at Acquisition.  As such, Middleby will not incur the continuing cost associated with supporting or sponsoring that plan.  Removal of the pension service cost in the pro forma income statement resulted in a SG&A reduction of $0.4 million and $1.6 million for three months ended March 31, 2018 and fiscal year ended December 30, 2017, respectively.

Additionally, net periodic pension benefits other than service cost were also removed from the pro forma income statement.  This resulted in a non-operating income reduction of $1.0 million and $2.6 million for three months ended March 31, 2018 and fiscal year ended December 30, 2017, respectively.  There were no pension assets or obligations on the balance sheet of the Taylor audited financial statements as the plan was historically accounted for as a multi-employer plan.

D—Interest expense

The increase in interest expense is comprised of the following:

	Three Months Ended 3/31/2018	Fiscal Year Ended 12/30/2017
Floating borrowing of $500 million (six-month LIBOR USD plus 1.63%)	$5,166	$20,663
Floating-to-fixed borrowing of $500 million (hedged, monthly LIBOR USD plus 1.63%)	5,382	21,530
Removal of estimated commitment fee related to used portion of borrowings	(625)	(2,500)
Total interest expense adjustment	$9,923	$39,693

The interest rates used for the new Middleby debt for purposes of the pro forma condensed combined financial information are based on the contractual variable interest rates reflected in the addendums to the Credit Agreement related to the debt financing for the transaction (See Note 1) and the market rates associated with LIBOR USD borrowings at the time of this filing.  The LIBOR USD rates for the floating debt that rolls over on a six-month basis are assumed to be 2.50%. As such, the variable interest rates inclusive of a 1.63% spread for the debt that rolls over on a six-month basis is 4.13%. For purposes of pro forma financials, the floating-to-fixed debt utilizes the contractual interest rate from the swap agreement of 2.68%. As such, the comprehensive floating-to-fixed interest rates inclusive of a 1.63% spread for the hedged debt is 4.31%. A 1/8 percent increase or decrease in the interest rates applicable to the approximately $1.0 billion borrowing would result in an aggregate increase or decrease to interest expense of $3.1 million and $12.5 million for the three months ended March 31, 2018 and for the year ended December 30, 2017, respectively.

Additionally, a commitment fee based upon the company’s funded debt less unrestricted cash to pro forma EBITDA (the “Leverage Ratio”) is charged on the unused portion of the commitments under the Credit Agreement. This variable commitment fee was estimated to be 0.25% per annum for pro forma purposes; therefore, the approximately $1.0 billion of additional borrowings reduces the pro forma interest expense impact from undrawn amounts.

E—Income taxes

Represents the income tax effect for unaudited pro forma condensed combined statement of income adjustments related to the transaction using statutory tax rates in each jurisdiction, less any applicable valuation allowances for the three months ended March 31, 2018 and the year ended December 30, 2017. Because the adjustments contained in this unaudited pro forma condensed combined financial information are based on estimates, the effective tax rate could vary from the effective rate in periods subsequent to the transaction. The transaction includes expected cash tax benefits of approximately $17 million annually that are associated with a section 338(h)(10) election that creates a depreciable and amortizable “stepped-up” tax basis (to fair market value) in certain Taylor U.S. assets.  These unaudited pro forma financial statements depict an estimate of the tax impacts of the Acquisition.

This amount represents the tax impact of the pro forma adjustments on the income statement of $4.3 million and $24.8 million at the estimated statutory rate of 26.0% for the three months ended March, 31, 2018 and 38.2% for the year ended December 30, 2017, specifically applicable to the aggregate of pro forma adjustments. The effective tax rate of the combined company is 24.4% for the three months ended March 31, 2018 and 20.9% for the year ended December 30, 2017. These rates could be significantly different (either higher or lower) depending on post-transaction activities and impact due to U.S. tax reform.

Note 8: Reclassifications

Middleby has completed an initial review of the financial statement presentation of Taylor for purposes of the unaudited pro forma condensed combined financial information. During this review, the following financial statement reclassifications were performed in order to align the presentation of Taylor’s financial information with that of Middleby:

Taylor Presentation March 31, 2018		Presentation Reclassification		Middleby Presentation March 31, 2018
Assets:					Assets:
					Current assets:
Cash	$11,925	1,544	a	$13,469	Cash and cash equivalents
Accounts receivable, net	37,791			37,791	Accounts receivable, net of reserve of doubtful accounts
Inventories, net	30,232			30,232	Inventories, net
Other assets, current	603			603	Prepaid expenses and other
Total Current Assets	80,551			82,095	Total current assets
Future income tax benefits	390	(390)	b	—
Fixed assets, net	19,419			19,419	Property, plant and equipment, net of accumulated depreciation
Goodwill	186,290			186,290	Goodwill
Intangible assets, net	16,817			16,817	Other intangibles, net of amortization
		390	b	390	Long-term deferred tax assets
Total Assets	$303,467			$305,011	Total assets
Liabilities and UTC’s Net Investment:					Liabilities and stockholders’ equity:
					Current liabilities:
Accounts payable	21,335	1,544	a	22,879	Accounts payable
Accrued liabilities	20,968	9,166	c	30,134	Accrued expenses
Contract liabilities, current	9,166	(9,166)	c	—
Total Current Liabilities	51,469			53,013	Total current liabilities
		6,591	d	6,591	Long-term deferred tax liability
Other long-term liabilities	25,058	(6,591)	d	18,467	Other noncurrent liabilities
Total Liabilities	76,527
UTC’s Net Investment:					Shareholders’ equity:
UTC’s net investment	226,307			226,307	Paid-in capital
Accumulated other comprehensive income (loss)	633			633	Accumulated other comprehensive loss
Total Carrier’s Net Investment	226,940			226,940	Total shareholders’ equity
Total Liabilities, Carrier’s Net Investment	$303,467			$305,011	Total liabilities and shareholders’ equity

Presentation reclassification notes:

(a)         Reclassification of $1,544 thousand cash credit overdraft balance from “Cash and cash equivalents” to “Accounts payable.”

(b)         Reclassification of entire “Future income tax benefits” asset balance to “Long-term deferred tax assets.”

(c)          Reclassification of entire “Contract liabilities, current” balance to “Accrued expenses.”

(d)         Reclassification of $6,591 thousand deferred tax liability from “Other long-term liabilities” to “Long-term deferred tax liability.”

Taylor Presentation March 31, 2018		Presentation Reclassification		Middleby Presentation March 31, 2018
Net Sales:
Product sales	$70,402	(70,402)	a
Service sales	3,753	(3,753)	a
	74,155	74,155	a	$74,155	Net sales
Costs and Expenses:
Cost of products sold	49,250	(49,250)	b
Cost of services sold	3,045	(3,045)	b
Research and development	1,603	(1,603)	b
		53,633	b, e	53,633	Cost of sales
				20,522	Gross profit
Selling, general and administrative	8,511	265	e	8,776	Selling, general, and administrative expenses
	11,746
				—	Restructuring expenses
Other income, net	(102)	102	c
Operating profit	11,644			11,746	Income from operations
		17	d	17	Interest expense and deferred financing amortization, net
Non-service pension(benefit)	(981)			(981)	Net periodic pension benefit (other than service costs)
Interest expense, net	17	(17)	d
		102	c	102	Other expense (income), net
Income from operations before income taxes	12,608			12,608	Earnings before income taxes
Income tax expense	3,226			3,226	Provision for income taxes
Net income attributable to Taylor	$9,382			$9,382	Net earnings attributable to Middleby Corp.

Presentation reclassification notes:

(a)         Aggregation of “Product sales” and “Service sales” into “Net sales.”

(b)         Aggregation of “Cost of products sold,” “Cost of services sold,” and “Research and development” into “Cost of sales.”

(c)          Reclassification of entire “Other income, net” balance to “Other expense (income), net.”

(d)         Reclassification of entire “Interest expense, net” balance to “Interest expense and deferred financing amortization, net.”

(e)          Reclassification of intangible amortization from “Cost of products sold” to “Selling, general, and administrative expenses.”

Taylor Presentation December 31, 2017		Presentation Reclassification		Middleby Presentation December 30, 2017
Net sales:
Product sales	$292,220	(292,220)	a
Service Sales	15,960	(15,960)	a
	308,180	308,180	a	$308,180	Net sales
Costs and expenses:
Cost of products sold	202,434	(202,434)	b
Cost of services sold	12,825	(12,825)	b
Research and development	5,329	(5,329)	b
		219,520	b, e, f	219,520	Cost of sales
				88,660	Gross profit
Selling, general and administrative	35,341	763	e	36,104	Selling, general, and administrative expenses
	52,251
		305	f	305	Restructuring expenses
Other income, net	124	(124)	c
Operating profit	52,375			52,251	Income from operations
		146	d	146	Interest expense and deferred financing amortization, net
Non-service pension(benefit)	(2,621)			(2,621)	Net periodic pension benefit (other than service costs)
Interest expense	146	(146)	d
		(124)	c	(124)	Other expense (income), net
Income from operations before income taxes	54,850			54,850	Earnings before income taxes
Income tax expense	17,423			17,423	Provision for income taxes
Net income attributable to Taylor	$37,427			$37,427	Net earnings attributable to Middleby Corp.

Presentation reclassification notes:

(a)         Aggregation of “Product sales” and “Service sales” into “Net sales.”

(b)         Aggregation of “Cost of products sold,” “Cost of services sold,” and “Research and development” into “Cost of sales.”

(c)          Reclassification of entire “Other income, net” balance to “Other expense (income), net.”

(d)         Reclassification of entire “Interest expense, net” balance to “Interest expense and deferred financing amortization, net.”

(e)          Reclassification of intangible amortization from “Cost of products sold” to “Selling, general, and administrative expenses.”

(f)           Reclassification of restructuring costs from “Cost of products sold” to “Interest expense and deferred financing amortization, net.”